Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Bank of Hawaii Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Title of Each Class of Securities to be Registered(1)	Fee Calculation or Carry Forward Rule(1)	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Depositary Shares Each Representing 1/40th Interest in a Share of 8.000% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B	457(o) and 457(r)	6,600,000	100.00%	$165,000,000.00	0.00014760	$24,354.00

	Equity	8.000% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B	457(o) and 457(r)	(2)	(2)	(2)	0.00014760	(2)

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts							$24,354.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$24,354.00

(1)

The filing fee is calculated in accordance with 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Act”). In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-279344 filed on May 10, 2024.

(2)	No separate consideration will be payable in respect of shares of 8.000% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B which are issued in connection with this offering.